UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

(Amendment No. 2)

POLAROID HOLDING COMPANY

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

73109X104

(CUSIP Number)

ONE EQUITY PARTNERS LLC
320 Park Avenue
18th Floor
New York, NY 10022
Attention: Mark Amrhein
(212) 277-1500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With Copies to:

DECHERT LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attention: Carmen J. Romano
(215) 994-2971

April 27, 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box

Note:  Six copies of this Statement, including all exhibits, should be filed with the Commission.  See Rule 13d-1(a) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP NO. 73109X104

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

One Equity Partners LLC

IRS Identification No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER

0

		8	SHARED VOTING POWER

0

		9	SOLE DISPOSITIVE POWER

0

		10	SHARED DISPOSITIVE POWER

0

CUSIP NO. 73109X104

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON (See Instructions)

OO -- Limited Liability Company

SCHEDULE 13D

CUSIP NO. 73109X104

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

OEP Co-Investors LLC

IRS Identification No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER

0

		8	SHARED VOTING POWER

0

		9	SOLE DISPOSITIVE POWER

0

		10	SHARED DISPOSITIVE POWER

0

CUSIP NO. 73109X104

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON (See Instructions)

OO -- Limited Liability Company

SCHEDULE 13D

CUSIP NO. 73109X104

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

OEP Holding Corporation

IRS Identification No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

0

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

0

CUSIP NO. 73109X104

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON (See Instructions)

CO

SCHEDULE 13D

CUSIP NO. 73109X104

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Bank One Investment Corporation

IRS Identification No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

0

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

0

CUSIP NO. 73109X104

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON (See Instructions)

CO

SCHEDULE 13D

CUSIP NO. 73109X104

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JPMorgan Capital Corporation

IRS Identification No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

0

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

0

CUSIP NO. 73109X104

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON (See Instructions)

CO

SCHEDULE 13D

CUSIP NO. 73109X104

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Banc One Financial LLC

IRS Identification No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

0

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

0

CUSIP NO. 73109X104

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON (See Instructions)

CO

SCHEDULE 13D

CUSIP NO. 73109X104

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JPMorgan Chase & Co.

IRS Identification No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

0

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

0

CUSIP NO. 73109X104

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON (See Instructions)

CO

SCHEDULE 13D

                               This Amendment No. 2 amends the Statement on Schedule 13D filed with the Securities and Exchange Commission on April 14, 2004, as amended by Amendment No. 1, filed January 26, 2005 (the "Schedule 13D").

ITEM 1.                 SECURITY AND ISSUER.

This Statement on Schedule 13D (this "Statement") relates to the common stock, $.001 par value per share (the "Common Stock") of Polaroid Holding Company, a Delaware corporation (the "Company").  The address of the principal executive offices of the Company is:

1265 Main Street
Waltham, MA 02451

ITEM 2.	IDENTITY AND BACKGROUND.

No material changes to this Item 2.

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Not applicable.

ITEM 4.	PURPOSE OF TRANSACTION.

                               The following information supplements and amends the disclosure previously contained in Item 4 of the Schedule 13D previously filed by the Reporting Persons:

                                (a)-(b)

Pursuant to an Agreement and Plan of Merger dated as of January 7, 2005, as amended on March 9, 2005 (the "Merger Agreement") by and among Polaroid Holding Company (the "Company"), Petters Group Worldwide, LLC ("Parent"), and Petters Consumer Brands, LLC, a wholly-owned subsidiary of Parent ("Purchaser"), Purchaser merged with and into the Company, with the Company as the surviving corporation (the "Merger").  Pursuant to the Merger Agreement, the Company became a wholly owned subsidiary of Parent on April 27, 2005, when the Company filed a Certificate of Merger with the Secretary of State of the State of Delaware and all issued and outstanding shares of common stock of the Company were cancelled and converted into the right to receive the merger consideration.

(c)-(j) No material changes.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The following information supplements and amends the information contained in the Schedule 13D previously filed by OEP:

As a result of the Merger, none of the Reporting Persons own any securities of the Company.

ITEM 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

The following information supplements and amends the information contained in the Schedule 13D previously filed by the Reporting Persons:

The information contained in Item 4 hereof is hereby incorporated by reference.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS

(1) Joint Filing Statement by OEP, OEP Co-Investors, OEP Holdings, BOIC, JPM CC, BOF LLC and JPMC attached hereto.

(2) Directors and Executive Officers of the Reporting Persons.

SIGNATURES

                                After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 19, 2005	ONE EQUITY PARTNERS LLC

	By:	/s/ RICHARD M. CASHIN, JR.

	Name:	Richard M. Cashin, Jr.
	Title:	President

Dated: May 19, 2005	OEP CO-INVESTORS LLC

	By:	/s/ RICHARD M. CASHIN, JR.

	Name:	Richard M. Cashin, Jr.
	Title:	President

Dated: May 19, 2005	OEP HOLDING CORPORATION

	By:	/s/ RICHARD M. CASHIN, JR.

	Name:	Richard M. Cashin, Jr.
	Title:	President

Dated: May 19, 2005	BANK ONE INVESTMENT CORPORATION

	By:	/s/ RICHARD M. CASHIN, JR.

	Name:	Richard M. Cashin, Jr.
	Title:	Chairman and President

Dated: May 19, 2005	JPMORGAN CAPITAL CORPORATION

	By:	/s/ RICHARD M. CASHIN, JR.

	Name:	Richard M. Cashin, Jr.
	Title:	President

Dated: May 19, 2005	BANC ONE FINANCIAL LLC

	By:	/s/ HEIDI G. MILLER

	Name:	Heidi G. Miller
	Title:	Chairman and President

Dated: May 19, 2005	JPMORGAN CHASE & CO.

	By:	/s/ JAY MANDELBAUM

	Name:	Jay Mandelbaum
	Title:	Executive Vice President